Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 76 to the Registration Statement No. 811-03221 on Form N-1A of Fidelity Charles Street Trust, of our report dated November 14, 2005 for Spartan Investment Grade Bond Fund and our reports each dated November 16, 2005 for Fidelity Asset Manager, Fidelity Asset Manager: Aggressive, Fidelity Asset Manager: Growth, and Fidelity Asset Manager: Income appearing in the Annual Reports to Shareholders of Fidelity Asset Manager, Fidelity Asset Manager: Aggressive, Fidelity Asset Manager: Growth, Fidelity Asset Manager: Income, and Spartan Investment Grade Bond Fund for the year ended September 30, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

Deloitte & Touche LLP
Boston, Massachusetts
November 28, 2005